EXHIBIT 99

For Immediate Release

Contact:	Valerie Brodie
VP, Investor Relations & Corporate Communications
949/585-4293
vbrodie@epicor.com

Epicor Reports Second Quarter 2004 Earnings

32% Year-over-Year Revenue Growth in the Second Quarter Drives Earnings Upside

IRVINE, Calif., July 21, 2004 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the second quarter ended June 30, 2004. Total revenues for the second quarter were $48.6 million, compared with $36.7 million in the prior year’s quarter, up over 32%. Total revenues for the second quarter of 2004 included $3.0 million in total revenues for the 12 day contribution from Epicor’s recently acquired subsidiary Scala Business Solutions N.V. License revenues were $12.2 million compared to $9.5 million in the second quarter 2003, up over 28%. License revenues for the second quarter included $1.1 million for the 12 day contribution from Scala. Consulting and maintenance revenues for the second quarter were $35.6 million compared with $26.7 million in the second quarter of 2003, up over 33%. Included in consulting and maintenance revenues was $1.9 million from Scala’s contribution.

Total revenues for the six months ended June 30, 2004 were $92.0 million compared with the six-month period ended 2003 at $71.0 million. Software license revenues for the six-month period were $22.7 million compared with $17.3 million in the prior year period. Consulting and maintenance revenues for the six-month period were $68.1 million compared with $52.7 million for the same period 2003.

GAAP net income for the second quarter was $5.6 million or $0.11 per diluted share. This net income result compares with net income of $1.3 million or $0.03 per diluted share in the prior year’s period. For the second quarter of 2004, adjusted earnings were $8.0 million or $0.15 per diluted share compared with adjusted earnings of $4.9 million or $0.10 per diluted share in the same period last year. Adjusted earnings exclude amortization of capitalized software development costs and acquired intangible assets, stock-based compensation expense and restructuring charges and other.

GAAP net income for the six months ended June 30, 2004 was $9.1 million or $0.17 per diluted share compared to net income of $3.7 million or $0.08 per diluted share for the same period ended 2003. For the six-month period, adjusted earnings, as described above,

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were $14.3 million or $0.27 per diluted share, compared to adjusted earnings of $9.2 million or $0.20 per diluted share for the same period 2003.

At June 30, 2004, cash and cash equivalents were $45.3 million. Net accounts receivable was $34.1 million and deferred revenues were $55.3 million. Day sales outstanding was 63 with the impact from Scala’s revenues and accounts receivables, and 49 without Scala, compared to 56 in the first quarter 2004.

“We are delivering profitable growth and continue to differentiate our leadership in the midmarket, particularly in the manufacturing and distribution sectors,” said George Klaus, chairman, CEO and president of Epicor. “We continue to see strong momentum in our business as well as in our customer base, with increasing demand for our software and services in comparison to our peer group, as evidenced by the recent shortfalls announced amongst some of the Tier one software providers.” Klaus continued, “We have seen traction for our Enterprise Services suite built on .NET Web services continue, with a number of new customers deployed and now referenceable following the product’s first release last summer.

“We believe the midmarket remains underserved and we are aggressively executing a leadership position by delivering what the midmarket requires, a full suite of integrated solutions with a value proposition tailored for competitive total cost of ownership,” said Klaus.

The company provided an updated outlook for the fiscal year 2004. The company provided revised guidance of approximately $220 million in revenues compared with previous guidance of $210 to $215 million. The company expects GAAP earnings per diluted share of $0.44, compared with previous guidance of $0.40 to 0.42 per diluted share and adjusted earnings, as described above, of $0.65 compared with previous guidance of $0.62 to $.63 per diluted share, in each case using an estimated weighted average share count of 54 million shares. The company has completed extensive operational reviews of its Scala acquisition and put in place plans toward achieving its cost synergies and accretion goals.

The company also provided its guidance for the third and fourth quarters of 2004. Third quarter total revenues, including the contribution from Scala, are expected to be approximately $61 million. GAAP earnings per diluted share for the third quarter 2004 are expected to be $0.11 with adjusted earnings, as described above, per share of $0.17. Fourth quarter total revenues, including the contribution from Scala, are expected to be approximately $67 million. GAAP earnings per diluted share for the fourth quarter 2004 are expected in be $0.15 with adjusted earnings, as described above, per share of $0.21. In each case, annual EPS guidance is based on an estimated weighted average share count of 57 million shares.

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Epicore Announces Q2 2004 Earnings

Second Quarter Highlights

•	Second quarter revenues grew over 32%, year-over-year

•	Second quarter license revenues grew over 28%, year-over-year

•	Second quarter GAAP EPS grew over 266%, year-over year

•	Added over 110 new customers to Epicor’s base

•	Released over 40 product upgrades to market across Epicor’s suite of solutions

•	Named as 2004 Microsoft “Global ISV Partner of the Year” award finalist

•	Named by Start Magazine as one of the “Hottest Companies of 2004”

•	Completed the acquisition of Scala Business Solutions with over 98% of Scala shareholders tendered as of July 5, 2004, creating:

➢    A substantial installed base of over 20,000 customers

➢    The largest exclusive midmarket provider with global diversified solutions in distribution, industrial, manufacturing, services and hospitality verticals

➢    An expanded global presence with scale and distribution capabilities with significant opportunity for operational synergies

The company will hold an investor and analyst conference call to review the second quarter and year’s results and highlights directly following the release after the close of market at 2:00 p.m. PDT.

When:	Wednesday, July 21, 2004
Time:	2:00 p.m. PDT
Dial in:	+1 888-662-8850 or outside the U.S. +1 706-634-2243

Replay:	The conference call replay will be available by telephone
From:	July 21 at 4:00 p.m. PDT
Through:	July 23 at 4:00 p.m. PDT
Dial:	+1 800-642-1687 or outside the U.S. +1 706-645-9291
Conf ID:	877-1472

On the call George Klaus will discuss second quarter 2004 earnings and the outlook for second half of 2004. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.

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Epicore Announces Q2 2004 Earnings

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor is a global leader in the midmarket serving over 20,000 customers in over 140 countries. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation, and hospitality that enable companies to immediately drive efficiency throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor and Scala are registered trademarks of Epicor Software Corporation and Scala Business Solutions N.V., respectively. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations and activities of Epicor. These forward looking statements include statements regarding expected revenues, earnings and earnings per share, the expected accretive nature of the acquisition, the expected synergies and benefits of the combination and growth of the combined entity, projected future cash flows and customers, opportunities for growth, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; Epicor’s ability to integrate operations of Scala, and realize the synergies and operating efficiencies anticipated from the acquisition of Scala and other acquisitions; Epicor’s ability to retain key personnel; changes in the financial condition of Epicor’s and Scala’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s Quarterly report on Form 10-Q for the period ended March 31, 2004 at pages 34 to 43. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including adjusted net income and net income per diluted share amounts, which exclude the amortization of capitalized software development

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Epicore Announces Q2 2004 Earnings

costs and acquired intangible assets, stock compensation expense and restructuring charges. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$45,313	$38,881
Restricted cash	560	501
Accounts receivable, net	34,079	27,134
Prepaid expenses and other current assets	6,964	5,268

Total current assets	86,916	71,784
Property and equipment, net	6,910	3,040
Intangible assets, net	47,460	12,847
Goodwill	78,077	10,841
Other assets	4,052	3,711

Total assets	$223,415	$102,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,945	$5,958
Accrued expenses	44,553	26,038
Current portion of accrued restructuring costs	765	2,117
Deferred revenue	55,274	37,345

Total current liabilities	108,537	71,458

Long-term debt	30,014	—
Long-term portion of accrued restructuring costs	2,060	1,355

Total long-term liabilities	32,074	1,355

Stockholders’ equity:
Preferred stock	10,423	10,423
Common stock	51	46
Additional paid-in capital	297,237	252,088
Less: treasury stock at cost	(1,875)	(322)
Less: unamortized stock compensation expense	(3,687)	(5,002)
Accumulated other comprehensive loss	(333)	266
Accumulated deficit	(219,012)	(228,089)

Net stockholders’ equity	82,804	29,410

Total liabilities and stockholders’ equity	$223,415	$102,223

Note: The balance sheet reflects preliminary purchase price allocation for Scala Business Solutions N.V.

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Epicore Announces Q2 2004 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
License fees	$12,247	$9,517	$22,695	$17,322
Consulting	13,072	8,736	25,024	17,115
Maintenance	22,510	17,958	43,067	35,561
Other	791	481	1,194	1,025

Total revenues	48,620	36,692	91,980	71,023
Cost of revenues	18,352	13,730	34,594	26,871

Amortization of intangible assets and capitalized software development costs	1,121	1,517	2,000	3,229

Total cost of revenues	19,473	15,247	36,594	30,100

Gross profit	29,147	21,445	55,386	40,923
Operating expenses:
Sales and marketing	9,896	8,810	19,676	16,968
Software development	5,058	4,692	10,818	9,460
General and administrative	7,207	4,523	12,380	9,197
Stock-based compensation expense	654	815	1,309	1,091
Provision for doubtful accounts	283	191	499	(889)
Restructuring charges and other	685	1,230	1,901	1,230
Settlement of claim	(284)	—	(284)	—

Total operating expenses	23,499	20,261	46,299	37,057

Income from operations	5,648	1,184	9,087	3,866
Other income, net	216	197	440	133
Minority interest	(29)	—	(29)	—

Income before income taxes	5,835	1,381	9,498	3,999
Provision for income taxes	276	90	421	90

Net income	$5,559	$1,291	$9,077	$3,909

Value of beneficial conversion related to
preferred stock	—	—	—	(241)

Net income applicable to common
stockholders	$5,559	$1,291	$9,077	$3,668

Net income per share applicable to
common stockholders:
Basic	$0.11	$0.03	$0.19	$0.09
Diluted	$0.11	$0.03	$0.17	$0.08
Weighted average common shares outstanding:
Basic	48,835	42,522	48,321	42,798
Diluted	52,564	48,367	52,143	46,882

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Epicore Announces Q2 2004 Earnings

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income applicable to common stockholders	$5,559	$1,291	$9,077	$3,668

Add back:
Amortization of intangible assets and capitalized software development costs	1,121	1,517	2,000	3,229
Stock based compensation expense	654	815	1,309	1,091
Restructuring charges and other	685	1,230	1,901	1,230

Adjusted earnings	$8,019	$4,853	$14,287	$9,218

Adjusted earnings per diluted share	$0.15	$0.10	$0.27	$0.20

Weighted average common shares outstanding:
Diluted	52,564	48,367	52,143	46,882